FOR IMMEDIATE RELEASE
CONTACT:  Walter E. Daller Jr., Chairman, President and CEO
PHONE:     1-215-256-8851 ext. 2300

EXECUTIVE CHANGE AT MILLENNIUM WEALTH MANAGEMENT AND PRIVATE BANKING

HARLEYSVILLE, PA (June 21, 2004) - Harleysville National Corporation (HNC) announced today that David E. Sparks has resigned his position as president of Millennium Wealth Management and Private Banking (MWMPB) and Executive Vice President of HNC to pursue other interests.

    Walter E. Daller, Jr., President and CEO of HNC, said, “Despite Mr. Sparks’ resignation, Harleysville National continues to be excited about the prospects for growth and earnings in the newly formed Millennium Wealth Management and Private Banking group. This division provides us with the opportunity to further compliment and grow our asset and wealth management division and provide the highest quality financial services to executives, professionals and customers with complex banking needs. The management team of MWMPB includes Mikkalya Murray, Executive Vice President of HNC, who was recently appointed head of Private Banking at MWMPB, and Clay Henry, executive vice president of Harleysville National Bank, who will head up the investment and wealth management portion of MWMPB.  David R. Kotok will continue as chairman and CIO of Cumberland Advisors, a subsidiary of Harleysville National Bank and Trust Company, and an integral part of MWMPB.”

Harleysville National Corporation, with assets of $2.7 billion, is the holding company for its major subsidiary, Harleysville National Bank and Trust Company (HNB).  Providing Real Life Financial Solutions, HNB operates 45 offices in 10 counties throughout eastern Pennsylvania. Individuals, families and businesses can apply for banking, trust and investment services at any HNB office, by calling 1-888-HNB-2100 or online at www.harleysvillebank.com.  Investment Management and Trust Services are provided through the Millennium Wealth Management and Private Banking Group, a division of HNB, with assets of approximately $1.4 billion.  Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues.  For more information, visit the HNC Web site at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.